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                                  Exhibit 2.1

                            Asset Purchase Agreement




































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               ASSET PURCHASE AND SALE AGREEMENT dated as of May 12, 1998 by and among CHATTEM, INC., a Tennessee corporation ("Chattem"), SIGNAL INVESTMENT & MANAGEMENT CO., a Delaware corporation ("Signal")
          (Chattem and Signal being referred to herein together as the "Sellers"), and DEL LABORATORIES, INC., a Delaware corporation ("Purchaser"). The Purchaser and the Sellers are sometimes referred to collectively as the "Parties" and each as a "Party."

     Chattem and Signal, a wholly-owned subsidiary of Chattem, own the trademarks CORN SILK(R), CORN SILK & Design(R), WEIGHTLESS BY CORN SILK(R), BRONZSILK(R) and MICRON(R) (the "Corn Silk Trademarks"). Chattem manufactuRes, markets and sells certain cosmetic products (the "Corn Silk Business") under the Corn Silk Trademarks. The Sellers desire to sell, and the Purchaser desires to purchase, the Sellers' right, title and interest in and to substantially all of the assets of the Corn Silk Business, including the Corn Silk Trademarks, subject to and in accordance with the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained in this Agreement, the parties agree:

                                   ARTICLE I

                                PURCHASE AND SALE

1.1  Agreement to Sell.

     At the Closing, which shall occur on the Closing Date (both terms as defined in Section 7.1 hereof), and in accordance with the terms and conditions of this Agreement, the Sellers shall sell, convey, assign and deliver to the Purchaser, without limitation, all right, title and interest of the Sellers in and to the Corn Silk Business (the "Acquired Assets"), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

1.2  Acquired Assets.

     The Acquired Assets shall consist of the following assets, properties and rights of the Sellers related to or used in the Corn Silk Business, except as otherwise expressly set forth in this Article I:

          (a) all inventories of Merchantable (as hereinafter defined) finished products and display materials normally accompanying such finished products in shipments to customers, in each case on hand at the Closing (collectively, the "Inventory");

          (b) all market research, promotional data and advertising and display materials currently used in the Corn Silk Business;


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          (c) all technologies, analytical methods, technical information, product specifications and formulations, manufacturing processes, data bases, operating manuals, trade secrets, know-how and raw material specifications currently owned by the Sellers and, subject to the further terms and conditions of this Section 1.2, used exclusively in the Corn Silk Business;

          (d) all machinery, equipment, molds, tools and other items of tangible personal property as set forth on Schedule 1.2(d);

          (e) subject to Section 1.9 hereof, all contracts, agreements, and purchase and sale orders relating to the operation of the Corn Silk Business subsequent to the Closing Date;

          (f) all files, records, data, plans, contracts (including contracts under which Seller is entitled to receive royalty payments from the other parties thereto) and recorded information, including, without limitation, customer and supplier lists currently used in the Corn Silk Business;

          (g) all software, operating systems, dispatch systems and accounting systems developed and transferable by the Sellers currently owned by the Sellers and, subject to the further terms and conditions of this Section 1.2, used exclusively in the Corn Silk Business;

          (h) to the extent transferable, all governmental licenses, permits, authorizations and approvals;

          (i) all the right, title and interest of Sellers in and to the name "Corn Silk" and any variations thereof containing the name "Corn Silk," all logos of Sellers used or held for use in connection with the Corn Silk Business, and the Corn Silk Trademarks and tradenames and related goodwill associated therewith; and

          (j) all cash received by Sellers or any agent of Sellers after the Closing Date from customers of the Corn Silk Business for services provided or products sold by the Corn Silk Business after the Closing Date.

In connection with the foregoing, (A) the term "Merchantable", as applied to the Inventory, shall mean that such Inventory (i) is of a quality such that it can be sold in the ordinary course of the Corn Silk Business, (ii) has or would pass quality assurance testing consistent with past practice of the Corn Silk Business, (iii) is in compliance with all applicable laws, rules and regulations, including the fact that such Inventory has been manufactured in accordance with good manufacturing practices ("GMP"), as defined by the United States Federal Food, Drug and Cosmetic Act, as amended (the "FDA Act"), and (iv) is not adulterated or misbranded within the meaning of the FDA Act, or the rules and regulations promulgated thereunder; and (B) if, and to the extent, any of the assets, properties and rights which are used both in the Corn Silk Business and any other business being retained by Sellers (the "Retained Businesses") are not included in the Acquired Assets, the Sellers and the Purchaser shall cooperate with each other and make such reasonable arrangements as are necessary to permit the Sellers, on the one hand, and the Purchaser, on the other hand, to operate the Retained Businesses and the Corn Silk Business, respectively, consistent with past practices, including making and providing duplicate copies of certain material or redacting information therefrom (it being understood that any such assets, properties or rights not included in the Acquired Assets pursuant to Section 1.2(c) or (g) but


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currently used in the Corn Silk Business shall, to the extent severable, be transferred and assigned to the Purchaser (thereby becoming Acquired Assets) and, if not severable, be made available for the use of Purchaser).

1.3  Excluded Assets.

     Notwithstanding the foregoing, those assets, properties and rights of the Sellers not related to or used in the Corn Silk Business, including the following, shall not be included in the Acquired Assets (the "Excluded Assets"):

          (a) cash on hand or in bank accounts;

          (b) accounts receivable;

          (c) the rights to any of the Sellers' claims for any federal, state, local or foreign tax refunds;

          (d) all insurance policies of the Sellers pertaining to the Corn Silk Business and all rights of the Sellers under or arising out of such insurance;

          (e) the rights of the Sellers under this Agreement or any instruments delivered to the Sellers by the Purchaser pursuant to this Agreement; and

          (f) all cash received by the Purchaser or any agent of the Purchaser from customers of the Corn Silk Business for services provided or products sold by the Corn Silk Business on or prior to the Closing Date. Agreement to Purchase.

1.4  Agreement to Purchase.

     At the Closing, in accordance with the terms and conditions of this Agreement, Purchaser shall purchase the Acquired Assets from Sellers for the Purchase Price (as defined in Section 1.5 hereof).

1.5  Payment of the Purchase Price.

     The aggregate purchase price (the "Purchase Price") for the Acquired Assets payable at the Closing shall be $10,750,000, plus the additional amount of $1,000,000 (such additional amount being the "Inventory Initial Payment"), which Inventory Initial Payment shall be subject to adjustment on the basis of the calculation of the value of the Inventory as of the Closing Date in accordance with Section 1.6 hereof. All payments of the Purchase Price shall be paid to the Sellers by the Purchaser by wire transfer of immediately available funds to such bank account as the Sellers may designate.

1.6  Inventory Adjustment.

          (a) On the Closing Date, or as soon thereafter as practicable and in any event within five business days thereof, the Sellers and the Purchaser shall jointly conduct a physical count of the Inventory as of the Closing Date. Within 20 days after such count is made, the

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Sellers shall make or cause to be made a calculation of the value of the
Inventory as of the Closing Date on a basis consistent with the definition of Merchantable set forth in Section 1.2 hereof and the Sellers' standard costs as set forth on Schedule 1.6 attached hereto (the "Calculation"). The Sellers shall, within such 20-day period, provide Purchaser with copies of the Calculation and all work papers associated therewith.

          (b) If the Purchaser disagrees with all or any part of the Calculation, Purchaser shall have the right, within 20 days of its receipt thereof, to notify Sellers in writing of such disagreement and its reasons for so disagreeing (a "Notice of Disagreement"), in which case the Sellers and the Purchaser shall attempt to resolve the disagreement. If within 30 days after the delivery of the Notice of Disagreement to the Sellers, the Sellers and the Purchaser are unable to resolve the differences, if any, arising as a result of the Calculation, they or either of them shall submit a statement of all unresolved differences together with copies of the Calculation to a mutually agreed upon independent "Big Five" accounting firm (the "Accountants") for a binding and nonappealable determination to be rendered within 30 days after such submission. All fees and expenses of the Accountants incurred in this capacity shall be billed to and shared by the Sellers and the Purchaser equally.

          (c) If, upon completion of the Calculation and resolution of any differences between the parties arising therefrom, the Calculation reflects (i) a value of the Inventory that is in excess of the Inventory Initial Payment, the Purchaser will pay within five days after the final determination of the value of the Inventory the amount of such excess to the Sellers, or (ii) a value of the Inventory that is less than the Inventory Initial Payment, Sellers will pay within five days after the final determination of the value of the Inventory the amount of such shortfall to the Purchaser, in each case in immediately available funds (such adjusted amount, the "Adjusted Inventory Price"). Notwithstanding the foregoing, any amount that is not the subject of a Notice of Disagreement and which exceeds the Inventory Initial Payment shall be paid by the Purchaser within five days after the Notice of Disagreement is submitted by the Purchaser. The Sellers shall retain title to any Inventory that is determined, pursuant to the Calculation, not to be Merchantable and that is not being purchased by Purchaser. Assumed Liabilities.

1.7  Assumed Liabilities.

     At the Closing, the Purchaser shall assume and agree to pay, discharge or perform, as appropriate, all liabilities and obligations of the Sellers identified on Schedule 1.7 arising after the Closing Date pursuant to contracts, agreements, and purchase and sale orders effectively assigned to the Purchaser hereunder (collectively, the "Assumed Liabilities"). Notwithstanding the foregoing, the Purchaser does not assume or agree to pay, discharge or perform any liabilities or obligations arising out of any breach of any of the Sellers of any provision of any such agreement, contract, commitment or lease referred to in Schedule 1.7.

1.8  Liabilities Not Assumed.

     Except as expressly provided in Section 1.7 or Schedule 1.7, it is understood and agreed that the Purchaser does not assume or agree hereunder to pay, perform or discharge any debt, obligation, tax or other liability, known or unknown, contingent or otherwise, of the Sellers of any kind or nature whatsoever (collectively, the "Excluded Liabilities").




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1.9  Assignment of Contracts.

     Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign Sellers' right, title or interest in, to or under any contract or other agreement or any claim or right to any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way materially adversely affect the rights of Purchaser or Sellers thereunder. Sellers shall use all reasonable efforts to obtain the consent of such third party (it being understood it shall not be required to pay any amount to such third party) to the assignment or transfer thereof to Purchaser in all cases in which such consent is required for assignment or transfer. If such consent cannot be obtained, Sellers and Purchaser shall cooperate in any reasonable arrangements designed to provide for Purchaser the benefits thereunder, including enforcement for the benefit of Purchaser of any and all rights of Sellers against such third party arising out of the cancellation by such third party or otherwise.

1.10 Allocation of Purchase Price.

     Sellers and Purchaser agree to allocate the Purchaser Price in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and in a manner consistent with the allocations set forth in Schedule 1.10 hereto (the "Statement of Allocation"). The Parties agree to report the transaction for purposes of all Federal, state and local tax returns filed by them subsequent to the Closing and for all other purposes, including the determination by Sellers of taxable gain or loss on the sale of the Acquired Assets hereunder and the determination by Purchaser of its tax basis with respect to the Acquired Assets, in a manner consistent with such allocation and in accordance with Section 1060 of the Code. The Parties shall promptly furnish to each other any other amendments filed by them with respect to the Form 8594.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

     The Sellers jointly and severally represent and warrant to the Purchaser as follows:

2.1  Corporate Existence.

     Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and as contemplated by this Agreement. As used in this Agreement, (i) the term "Charter" means the Certificate or Articles of Incorporation, Organization or Association or other document which governs such entity's internal affairs, in each case as amended, supplemented, or restated and (ii) the term "Governmental Authority" means any federal, state, local or foreign government, authority, instrumentality, department, commission, board, bureau, agency, body, official or court.

2.2  Authority.

     Each of the Sellers has full corporate power and authority to enter into this Agreement and the other agreements and documents to be executed and delivered as contemplated hereby or


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in connection herewith (collectively, the "Closing Documents") and to consummate the transactions provided for herein. All actions on the part of the Sellers necessary to approve the transactions contemplated by this Agreement have been duly taken as required by applicable law.

2.3  Enforceable Obligation.

     This Agreement has been, and the Closing Documents will have been by the Closing Date, duly executed and delivered by the Sellers and constitute the valid and binding agreement of the Sellers enforceable in accordance with their respective terms, except that (i) enforcement may be subject to bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and (ii) the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

2.4  Absence of Violation or Conflicts.

     Except as set forth on Schedule 2.4, the execution, delivery and performance of the transactions contemplated by this Agreement by the Sellers does not and will not (a) violate, conflict with or result in the breach of any term, condition or provision of (i) any existing law, ordinance or governmental rule or regulation to which either of the Sellers is subject, (ii) any judgment, order, writ, injunction, decree or award of any Governmental Authority which is applicable to either of the Sellers, (iii) the Charter or by-laws of either of the Sellers or (iv) any mortgage, indenture, or other instrument, document or understanding, oral or written, to which either of the Sellers is a party, or
(b) create, or cause the acceleration of the maturity of, any debt, obligation or liability of the Sellers. Except as set forth on such Schedule 2.4, no authorization, approval or consent of, and no registration or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Agreement by the Sellers, except as have been made or obtained, or where the failure to be so made or obtained would not have a material adverse effect on the operation of the Corn Silk Business by the Purchaser after the Closing Date.

2.5  Title to Acquired Assets.

          (a) The Sellers have good, valid and marketable title to the Acquired Assets, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except for existing liens and encumbrances disclosed in
Schedule 2.5(a) attached hereto which will be satisfied and removed at or prior to Closing ("Permitted Liens").

          (b) Except as set forth on Schedule 2.5(b), this Agreement and, when executed and delivered by Sellers at the Closing, the Closing Documents will be sufficient to sell, transfer, convey and assign to Purchaser all right, title and interest of Sellers in and to the Acquired Assets, free and clear of all liens, claims and encumbrances and to vest in Purchaser good and valid legal title thereto, free and clear of all liens, claims and encumbrances.


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2.6  Machinery and Equipment.

     Schedule 1.2(d) sets forth all machinery, equipment, molds, tools and other items of tangible personal property that Sellers use in the Corn Silk Business and are purchased and sold pursuant to this Agreement.

2.7  Inventory.

     The Inventory consists of items which are of a quality and quantity usable or salable in the ordinary course of the business. The Inventory (including, without limitation, all documentation furnished in connection therewith) is free from any defects in workmanship and materials, and conforms in all material respects with all customary and reasonable standards for products of such type. The Inventory has been manufactured in accordance with GMP. None of the finished goods Inventory is adulterated or misbranded within the meaning of the FDA Act, or the rules and regulations promulgated thereunder. Neither the United States Food and Drug Administration nor any other Governmental Authority regulating the marketing, sale, testing or advertising of any of the products currently manufactured, sold, distributed or used in connection with the Corn Silk Business has requested that any such product be removed from the market, that substantial new product testing be undertaken as a condition to the continued manufacturing, selling, distribution or use of any such product, or that such product be modified in any way, nor to the Sellers' Knowledge, is there any basis for any such request, removal, testing or modification. No product manufactured, distributed or sold in connection with the Corn Silk Business within three years prior to or as of the Closing Date has been, is, or to the Sellers' Knowledge, will be the subject of any product liability claim of any kind. "Knowledge," as used in this Agreement, shall mean (i) actual knowledge and (ii) that knowledge which a reasonable businessperson would have obtained in the management of his or her business affairs after making due inquiry with respect to the matters in question. Sellers' Knowledge shall be limited to the knowledge of the persons listed on Schedule 2.7.

2.8  Financial Statements.

     The product line profit and loss financial statements (including sales for each of the ten largest customers of the Corn Silk Business) attached hereto as
Schedule 2.8 with respect to the Corn Silk Business for the fiscal years ended November 30, 1995, 1996 and 1997 are in accordance with the books and records of the Sellers prepared in accordance with accounting principles consistently applied with prior periods. All such product line profit and loss financial statements accurately and fairly present the Corn Silk Business as of the dates or period indicated.

2.9  Litigation.

     No litigation, including any arbitration, investigation or other proceeding of or before any Governmental Authority, is pending or, to the Sellers' Knowledge, threatened against the Sellers or the transactions contemplated by this Agreement, nor do the Sellers know of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding, the result of which could reasonably be expected to adversely affect the Sellers, the Corn Silk Business or the transactions contemplated hereby.


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2.10 Absence of Changes.

     Except as set forth in Schedule 2.10 or as otherwise contemplated by this Agreement, since November 30, 1997, the Corn Silk Business has been operated in the ordinary course and consistent with past practice and there have not been:

          (a) any material adverse changes in the results of operations, financial condition, assets, liabilities, business or prospects of the Corn Silk Business;

          (b) any damage, destruction or loss (whether or not covered by insurance) affecting any tangible asset or property used or useful in the Corn Silk Business (normal wear and tear excepted);

          (c) any obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due) created or incurred or entered into, or any transactions, contracts or commitments entered into, by Sellers relating exclusively to the Corn Silk Business, other than such items created or incurred in the ordinary course of the Corn Silk Business and consistent with past practice, except for this Agreement or as contemplated by this Agreement;

          (d) any material changes in the manner in which Sellers extend discounts or credits to customers or otherwise deals with customers of the Corn Silk Business;

          (e) any forward purchase commitments of the Corn Silk Business in excess of normal operating inventories or at prices higher than current market prices;

          (f) any forward sales commitments of the Corn Silk Business other than in the ordinary course of business;

          (g) any other material transactions relating to the Corn Silk Business other than in the ordinary course of the Corn Silk Business and consistent with past practice; or

          (h) any agreements or understandings, whether in writing or otherwise, for either of the Sellers to take any of the actions specified in items (a) through (g) above.

2.11 Material Contracts and Commitments.

     Schedule 2.11 hereto sets forth a full and complete list of all written or oral contracts and commitments of Sellers relating to the Corn Silk Business which constitute Material Contracts. As used herein, the term "Material Contracts" shall mean and include any contracts, agreements or commitments which
(a) involve financial obligations of any party in excess of $25,000, (b) which have a remaining term in excess of one year or (c) which, if not effectively assigned to Purchaser, could reasonably be expected to have an adverse effect on the Purchaser. Except as specifically indicated on Schedule 2.11 hereto, (i) Sellers are not in breach or violation of, or in default under, any of the Material Contracts, (ii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not constitute a default or breach under any of the Material Contracts and (iii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not give rise to any consent


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requirement under any of the Material Contracts. No party to any of the Material
Contracts has given Sellers notice of its intention to cancel, terminate or fail to renew such Material Contract. With respect to each Material Contract that requires the consent of the other parties thereto to transfer the Acquired
Assets as contemplated hereby, Sellers shall have obtained prior to the Closing Date, or will use its commercially reasonable efforts to obtain as promptly as practicable following the Closing Date, all such consents, and have provided, or will provide when obtained, the Purchaser with copies thereof. Sellers have furnished the Purchaser true and complete copies of all of the Material Contracts, all of which are in full force and effect and have not been modified or amended.

2.12 Intellectual Property Rights.

          (a) Except as set forth in Schedule 2.12(a):

               (i) Sellers own, possess or have the right to use all Intellectual Property Rights (as defined below) that are used in the Corn Silk Business as presently conducted (collectively, the "Requisite Rights");

               (ii) no royalties, honorariums or fees are payable by Sellers to other persons by reason of the ownership, sale, license or use of the Requisite Rights;

               (iii) no product or service manufactured, marketed or sold by Sellers related to the Corn Silk Business violates any license or infringes any Intellectual Property Rights of another; and there is no pending or, to the Sellers' Knowledge, threatened claim or litigation against either of the Sellers (nor, to the Sellers' Knowledge, does there exist any basis therefor) contesting the validity of or right to use any of the foregoing, nor have Sellers received any notice that any of the Requisite Rights or the operation or proposed operation of the Corn Silk Business conflicts, or will conflict, with the asserted rights of others, nor, to the Seller's Knowledge, does there exist any basis for any such assertion; and

               (iv) the execution, delivery and performance of this Agreement and the other Closing Documents and consummation of the transactions contemplated hereby and thereby will not breach, violate or conflict with any instrument or agreement governing any Requisite Right and will not cause the forfeiture or termination or give right to a right of forfeiture or termination of any Requisite Right or in any way impair the right of the Purchaser to use, sell, license of dispose of or to bring any action for the infringement of any Requisite Right or portion thereof.

          (b) Schedule 2.12(b) hereto sets forth (i) a complete list of all patents, patent applications, trademarks, trademark applications, trademark registrations, servicemarks, servicemark applications, servicemark registrations, trade names, copyright registrations, copyright applications which are held and/or owned by Sellers and used and/or held for use in connection with the Corn Silk Business as currently conducted and (ii) a brief description of all material new product development efforts, if any, currently being made by Sellers with respect to the Corn Silk Business. The United States, United Kingdom and Canadian trademark, servicemark, trade name, patent and copyright registrations and applications and, to the Sellers'


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knowledge, the remaining trademark, servicemark, trade name, patent and copyright registrations and applications therefor set forth on such Schedule 2.12(b) are valid and in good standing; no other firm, corporation, association, or person has a right to use any of the trademarks, servicemarks, patents and copyrights reflected on Schedule 2.12(b); and to the Seller's Knowledge, no third party is claiming that any trademark, servicemark, patent or copyright identified on Schedule 2.12(b) is invalid or infringes upon the rights of any other persons.

          (c) As used herein, the term "Intellectual Property Rights" means all industrial and intellectual property rights, including, without limitation, Proprietary Technology, patents, patent applications, patent rights, trademarks, trademark applications, copyrights, copyright applications, know-how, certificates of public convenience and necessity, franchises, licenses, proprietary processes and formulae, layouts, processes and inventions used in the Corn Silk Business. As used herein, the term "Proprietary Technology" means all proprietary rights owned by Sellers pertaining to any product or service manufactured, sold, distributed or marketed by Sellers in the conduct of the Corn Silk Business or used, employed or exploited in the development, manufacture, license, sale, distribution, marketing or maintenance thereof, and all documentation and media constituting, describing or relating to the foregoing.

2.13 Compliance with Law; Authorizations.

     To the Sellers' Knowledge, they are in material compliance with and are not in material violation of any law, ordinance, or governmental or regulatory rule or regulation, whether federal, state, local or foreign, to which the Corn Silk Business is subject. The Sellers own, hold, possess or lawfully use in the operation of the Acquired Assets and the Corn Silk Business all franchises, licenses, permits, rights, applications, filings, registrations and other authorizations ("Authorizations") which if not held by Sellers could reasonably be expected to have a material adverse effect on the Corn Silk Business. No proceeding is pending or, to the Sellers' Knowledge, threatened to revoke or limit any such Authorization.

2.14 Customers.

     Schedule 2.14 identifies the ten largest customers of the Corn Silk Business by gross sales for each such customer for each of the fiscal years ending November 30, 1995, 1996 and 1997. Schedule 2.14 further provides the following information for each such customer for each of the fiscal years ending November 30, 1996 and 1997 and, with respect to clause (d) below, as of the date hereof for products:

          (a) volume of products purchased;

          (b) SKU's carried;

          (c) product returns; and

          (d) dollar amount of trade promotional allowances, coupon redemptions, coop advertising in the form of off-invoice allowances and bill-back charges, price differences, discount agreements and other allowances and promotions (collectively, "Promotional Allowances").


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     Except as set forth on such Schedule 2.14, the Sellers have not been informed by or become aware that any of the Customers on Schedule 2.14 intends to purchase products of the Corn Silk Business on terms materially less favorable than those currently in effect or intends to significantly modify its purchase of Corn Silk products.

2.15 Distribution and Returns.

     Product returns ("Product Returns") for the Corn Silk Business during the six-month period prior to the date hereof have been consistent with Product Returns during comparable periods (as to amount and reasons therefor), and except as set forth on Schedule 2.15, the Sellers do not anticipate, nor do they have any reasonable basis to anticipate, any increase or other material changes in Product Returns for the Corn Silk Business. Except as set forth on Schedule 2.15, the Sellers do not reasonably anticipate, nor do they have any reasonable basis to anticipate, any changes in distribution, discounting and Promotional Allowances for the fiscal year ending November 30, 1998; provided, however, that Sellers make no representation or warranty as to the impact that a new action taken by Purchaser may have on distribution, discounting and Promotional Allowances.

2.16 Complaints.

     Sellers have provided a descriptive log of complaints during the past six months regarding any products made in or by the Corn Silk Business from any customer or consumer of the Corn Silk Business.

2.17 Full Disclosure.

     No representation or warranty of Sellers and no Schedule or certificate furnished to Purchaser under this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                                  ARTICLE III

                   PURCHASER'S REPRESENTATIONS AND WARRANTIES

     The Purchaser hereby represents and warrants to the Sellers as follows:

3.1  Organization.

     The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and carry on its business as presently being conducted and as contemplated by this Agreement.

3.2  Authority.

     The Purchaser has full corporate power and authority to enter into this Agreement and to consummate the transactions provided for herein. All actions on the part of the Purchaser necessary to approve the transactions contemplated by this Agreement have been duly taken as required by applicable law. This Agreement has been, and the other agreements, documents and instruments, required to be delivered by the Purchaser in accordance with the provisions hereof will have been by the Closing Date, duly executed by the Purchaser and constitute the valid and binding agreements of the Purchaser, enforceable in accordance with their respective terms, except that
(i) enforcement may be subject to bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and (ii) the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

3.3  Absence of Violation or Conflicts.

     Except as set forth on Schedule 3.3, the execution, delivery and performance of the transactions contemplated by this Agreement by the Purchaser does not and will not (a) violate, conflict with or result in the breach of any term, condition or provision of (i) any existing law, ordinance or governmental rule or regulation to which the Purchaser is subject, (ii) any judgment, order, writ, injunction, decree or award of any Governmental Authority which is applicable to the Purchaser (ii) the Charter or by-laws of the Purchaser or (iv) any mortgage, indenture, or other instrument, document or understanding, oral or written, to which the Purchaser is a party, or (b) create, or cause the acceleration of the maturity of, any debt, obligation or liability of the Purchaser. Except as set forth on such Schedule 3.3, no authorization, approval or consent of, and no registration or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Agreement by the Purchaser, except as have been made or obtained, or where the failure to be so made or obtained would not have a material adverse effect on the operation of the Corn Silk Business by the Purchaser after the Closing Date.

3.4  Litigation.

     No litigation, including any arbitration, investigation or other proceeding of or before any Governmental Authority, is pending or, to the Purchaser's Knowledge, threatened against Purchaser or the transactions contemplated by this Agreement, nor does Purchaser know of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding, the result of which could adversely affect the Purchaser or the transactions contemplated hereby.

3.5  Financial Ability to Perform.

     The Purchaser has sufficient funds and credit arrangements available as of the date hereof, and will be so available at the Closing, to pay the Purchase Price and all other amounts payable by it hereunder at the Closing and thereafter.

                                   ARTICLE IV

                                OTHER AGREEMENTS

4.1  Commercially Reasonable Efforts.

     Subject to the terms and conditions of this Agreement, each of the Parties will use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, including
(i) action to fully vest in the Purchaser its rights in the Corn Silk Business and (ii) such additional assignments of trademarks conveying the rights to the Corn Silk Trademarks, the goodwill associated therewith and the applications and registrations therefor, in each country in which Sellers hold such rights, the proper officers of the Sellers and the Purchaser shall on the written request of either of them take all such reasonably necessary desirable action.

4.2  Responsibility for Promotional Allowances and Product Returns.

          (a) The Sellers shall be responsible for and shall pay, indemnify and hold Purchaser harmless from and against all liability arising from (i) Promotional Allowances that are attributable to programs that run on or prior to the Closing Date or products sold on or prior to the Closing Date, regardless of when it is actually claimed by the account, (ii) all Product Returns during the first six months after the Closing Date, except for returns of products that can be identified as part of a full lot of the inventory manufactured and sold by the Purchaser after the Closing Date, which shall be the responsibility of the Purchaser and (iii) all other disputed items which could be deducted from receivable amounts due to the Purchaser and which arise out of sales of products prior to the Closing Date.

          (b) The Purchaser shall be responsible for and shall pay, indemnify and hold Sellers harmless from and against all liability arising from Promotional Allowances that are attributable to programs that are run by Purchaser after the Closing Date and all Product Returns which relate to Products sold by Purchaser after the Closing Date except returns of products that can be identified as part of a full lot of the inventory manufactured and sold by the Sellers before the Closing Date.

          (c) The Purchaser will use commercially reasonable efforts to assure that, for a period of 60 days from the date of this Agreement, the Purchaser's sales personnel will not initiate and actively encourage Canadian customers of the Corn Silk Business to return Products in burgundy packaging for Products in blue packaging.

4.3  Payment of Accounts Receivable.

     In the event that either party shall receive any instrument or other payment in respect of any account receivable belonging to the other party, such party shall forthwith deliver the same to the Sellers if the accounts receivable arose prior to the Closing Date, or to the Purchaser if it arose on or after the Closing Date, endorsed where necessary, without recourse, in favor of the other party. Each party agrees to exercise good faith and to cooperate in resolution and documentation of any such accounts receivable. The Purchaser agrees to give the Sellers such assistance as the Sellers may reasonably request in collecting pre-Closing Date receivables, and the Sellers agree to give the Purchaser such assistance as the Purchaser may reasonably request in collecting post-Closing Date receivables.

4.4  Manufacturing Agreement.

     Simultaneously herewith, the Sellers and the Purchaser shall execute a Manufacturing Agreement (the "Manufacturing Agreement"), in the form of Exhibit E hereto, pursuant to which the Sellers shall continue to manufacture finished goods for the Corn Silk Business for the benefit of the Purchaser for a period of 90 days, subject to the terms and conditions thereof.

4.5  Inventory and Packaging.

          (a) The Purchaser shall have the right to use and sell all of the Inventory until all such Inventory shall have been disposed of by the Purchaser, it being understood that Purchaser shall use its best efforts to change the packaging for its products as promptly as practicable to eliminate all use of the name "Chattem" and will not reorder any packaging using such name or Sellers' UPC codes.

          (b) The Sellers shall, until receipt of shipping instructions from the Purchaser, warehouse all Inventory at no additional charge to the Purchaser. The Purchaser shall issue shipping instructions as reasonably necessary to service the Corn Silk Business and the Sellers' obligation to provide such warehousing for the Inventory shall terminate four weeks after the Closing Date. All risk of loss with respect to such Inventory shall pass to Purchaser on the Closing Date. Sellers shall have no obligation to insure such Inventory, any such insurance to be the sole responsibility and at the sole cost and expense of Purchaser. All shipping of Inventory shall be at the sole cost and risk of Purchaser on carriers selected by Purchaser and Sellers shall have no liability or obligation with respect thereto from the time of delivery to a reputable carrier.

          (c) Sellers may sell (i) any Inventory not acquired by the Purchaser hereunder and (ii) any Product Returns for which the Sellers bear responsibility, only through those distributors listed on Schedule 4.5 attached hereto.

4.6  Confidentiality.

     Until the Closing, the Purchaser, and after the Closing, the Sellers, each will treat and hold as such all Confidential Information (as defined below), refrain from using any of the Confidential Information except in connection with this Agreement or except as may be necessary for the completion of income tax returns or in compliance with other applicable laws, regulations, and orders of courts or regulatory authorities. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure. For purposes of the foregoing paragraph, "Confidential Information" means financial and business information relating exclusively to the Corn Silk Business which is non-public, confidential or proprietary in nature.

4.7  Noncompetition.

          (a) The Parties acknowledge and recognize that the Corn Silk Business has been conducted by the Sellers, and substantial sales of the products of the Corn Silk Business have been made, throughout the United States and Europe, and further acknowledge and recognize the highly competitive nature of the industry in which the Corn Silk Business is involved.

Accordingly, in consideration of the premises contained herein, the consideration to be received hereunder and in consideration of and as an inducement to Purchaser to consummate the transactions contemplated hereby, Sellers shall not, from and after the Closing until the fifth anniversary thereof, (i) directly or indirectly engage, whether such engagement shall be as a partner, stockholder, affiliate or other participant, in any Competitive Business, whether such engagement or representation shall be for profit or not,
(ii) attempt to disrupt the relationship, contractual or otherwise, between the Purchaser and any third party, including, without limitation, any customer, supplier or employee of the Purchaser, or (iii) affirmatively assist or induce others to engage in any Competitive Business in any manner described in the foregoing clauses (i) and (ii). As used herein, the term "Competitive Business" shall mean any business involving the manufacture and/or sale of any powder, foundation or concealer products in any city or county in any state of the United States or member country of the European Economic Community; provided, however, that the following activities shall not be deemed to be a Competitive
Business: (A) engaging in transactions pursuant to the Trademark License Agreement; (B) acquiring any entity or business engaged in any Competitive Business (to the extent that less than five percent (5%) of such entity's or business' revenues are derived from a Competitive Business) and thereafter owning, managing, operating or controlling such entity or business or otherwise engaging in any business engaged in by such entity or business; (C) engaging in transactions pursuant to the Manufacturing Agreement; (D) owning up to five percent (5%) of the voting equity securities or any non-voting equity or debt securities of any entity or business primarily engaged in a Competitive Business whose securities are publicly traded on a national securities exchange or in the over-the-counter market; (E) owning any equity interest through any employee benefit plan or pension plan; or (F) engaging in transactions pursuant to
Section 4.5(c) hereof.

          (b) It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if this Section 4.7 shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

4.8  Public Announcements.

     The Sellers and the Purchaser will consult with each other before issuing any press releases or otherwise making any public statements or statements to the trade with respect to this Agreement and the transactions contemplated hereby, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange.

4.9  Inspection.

     After the date hereof, the Sellers shall give to the Purchaser and to the Purchaser's counsel, accountants, lenders and other representatives (with Sellers' assistance) access with reasonable prior notification during normal business hours in such a manner that will not disrupt normal business activities to all the properties, books, financial records, tax returns, contracts, commitments, records, officers, personnel, employees, vendors, customers and accountants of each Seller to the extent the same relate to the Corn Silk Business, and will furnish to Purchaser, at Purchaser's expense, all such documents and copies of documents and all information with respect to the Corn Silk Business as the Purchaser may reasonably request, including, without limitation, all information necessary for the Purchaser to prepare audited financial statements in accordance with Purchaser's reporting requirements under the Securities Exchange Act of 1934. After the date hereof, for a period of 90 days, the Sellers agree to facilitate the Purchaser's discussions with Sellers' employees, customers and vendors, which discussions are necessary in order for the Purchaser to integrate the Corn Silk Business on and after the Closing.
Schedule 4.9 identifies all sales managers of the Sellers who work in the Corn Silk Business. Sellers agree to provide full access for a period of 90 days to these sales managers and all other employees involved in the Corn Silk Business with reasonable prior notification during normal business hours in such a manner that will not disrupt normal business activities.

4.10 Expenses.

     Except as otherwise provided herein, each Party shall pay its own expenses and costs incurred in connection with the negotiation and consummation of this Agreement and the transactions contemplated hereby.

4.11 Brokers.

     Each of the Parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions. The Sellers and Purchaser each agree to indemnify and hold harmless one another against any loss, liability, damage, cost, claim, or expense, incurred by reason of any brokerage, commission, or finder's fee alleged to be payable because of any act, omission, or statement of the indemnifying party.

                                   ARTICLE V

                 SURVIVAL OF REPRESENTATIONS AND INDEMNIFICATION

5.1  Survival.

     The parties agree that the representations and warranties contained in this Agreement shall survive the Closing and continue to be binding until the eighteen-month anniversary of the Closing.

5.2  Definitions.

     For the purposes of this Article V, the following terms shall have the following meanings:

          (a) "Indemnified Person" means the Purchaser Indemnified Persons or the Seller Indemnified Persons, as the case may be.

          (b) "Losses" means any and all loses, claims, damages, liabilities, expenses (including reasonable attorneys' and accountants' fees and court costs), assessments, and taxes sustained, suffered or incurred by any Indemnified Person arising from any matter which is the subject of indemnification under Article V.

          (c) "Purchaser Indemnified Persons" means and includes Purchaser and its officers, directors, affiliates, successors and assigns.

          (d) "Seller Indemnified Persons" means and includes Sellers and their respective officers, directors, affiliates, successors and assigns.

5.3  Indemnification by Sellers.

          (a) The Sellers shall indemnify, hold harmless and defend Purchaser after the Closing Date against and in respect of:

               (i) Any and all Losses resulting from any breach of the warranties and representations of the Sellers contained herein;

               (ii) Any and all Losses incurred or paid by the Purchaser as a result of the nonpayment or assessment of taxes with respect to the Acquired Assets or the Corn Silk Business attributable to the period before the Closing Date;

               (iii) Any and all Losses incurred or paid by the Purchaser as a result of a claim of any kind arising from the operation, business or ownership of the Acquired Assets or the Corn Silk Business by the Sellers prior to the Closing Date; and

               (iv) Any and all Losses incurred or paid by Purchaser as a result of a claim of any kind relating to the Excluded Liabilities; and

               (v) All Losses arising from or in connection with any action, suit, proceeding or claim incident to any of the foregoing.

          (b) Sellers shall have no liability pursuant to this Section 5.3 for a breach of representation or warranty until the aggregate Losses of Purchaser for all breaches of representations and warranties exceed $50,000, in which event Sellers shall be liable pursuant to such section for all such Losses that are in excess of $50,000, up to a maximum aggregate amount of the sum of $5,375,000 plus fifty percent of the Adjusted Inventory Price.

          (c) The amount of any Loss subject to indemnification pursuant to this
Section 5.3 shall be calculated net of any amounts recovered by the Indemnified Person (as defined below) under insurance policies or from other third-party sources with respect thereto (such as contractual indemnities of any person granted beyond the scope of this Agreement). In the event that an Indemnified Person receives any recovery from an insurance policy or other third-party source after an indemnification payment has been made pursuant hereto, then, to the extent such recovery, had it been received prior to the indemnification payment of Sellers, would have reduced such Loss, the Indemnified Person shall forward such payment to the Indemnifying Person (as defined below) (net of the Indemnified Person's costs of collection with respect thereto).

          (d) The Purchaser acknowledges that the indemnification provided for in this Section 5.3 is the sole remedy available to the Purchaser against the Sellers for the matters covered under this Section 5.3; provided, however, that nothing contained herein shall restrict the Purchaser's right to seek alternative remedies in the case of alleged common law fraud on the part of either of the Sellers.

5.4  Indemnification by Purchaser.

          (a) The Purchaser shall indemnify, hold harmless and defend the Sellers after the Closing Date against and in respect of:

               (i) Any and all Losses resulting from any breach of the warranties and representations of the Purchaser contained herein;

               (ii) Any and all Losses incurred or paid by the Sellers as a result of the nonpayment of taxes with respect to the Acquired Assets or the Corn Silk Business attributable to the period after the Closing Date;

               (iii) Any and all Losses incurred or paid by the Sellers as a result of a claim of any kind arising from the operation, business or ownership of the Acquired Assets or the Corn Silk Business by the Purchaser after the Closing Date;

               (iv) Any and all Losses incurred or paid by the Sellers as a result of a claim of any kind relating to the Assumed Liabilities; and

               (v) All Losses arising from or in connection with any action, suit, proceeding or claim incident to any of the foregoing.

          (b) Purchaser shall have no liability pursuant to this Section 5.4 for a breach of representation or warranty until the aggregate Losses of Sellers for all breaches of representations and warranties exceeds $50,000, in which event Purchaser shall be liable pursuant to such section for all such Losses in excess of $50,000, up to a maximum aggregate amount of the sum of $5,375,000 plus fifty percent of the Adjusted Inventory Price.

          (c) The amount of any Loss subject to indemnification pursuant to this
Section 5.4 shall be calculated net of any amounts recovered by the Indemnified Person under insurance policies or from other third-party sources with respect thereto (such as contractual indemnities of any person granted beyond the scope of this Agreement). In the event that an Indemnified Person receives any recovery from an insurance policy or other third-party source after an indemnification payment has been made pursuant hereto, then, to the extent such recovery, had it been received prior to the indemnification payment of Purchaser, would have reduced such Loss, the Indemnified Person shall forward such payment to the Indemnifying Person (net of the Indemnified Person's costs of collection with respect thereto).

          (d) The Sellers acknowledge that the indemnification provided for in this Section 5.4 is the sole remedy available to the Sellers against Purchaser for the matters covered under this Section 5.4; provided, however, that nothing contained herein shall restrict the Seller's right to seek alternative remedies in the case of alleged common law fraud on the part of the Purchaser.

5.5  Resolution of Claims.

          (a) The obligations and liabilities of the Sellers or Purchaser, as the case may be (the "Indemnifying Person") with respect to Losses of the indemnified person, as the case may be (the "Indemnified Person") resulting from the assertion of liability by third parties (each, a "Third Party Claim") shall be subject to the following terms and conditions:

          (b) The Indemnified Persons shall give prompt written notice (each, a "Notice of Claim") to the Indemnifying Person of any Third Party Claim that might give rise to any Loss by the Indemnified Person, stating the nature and basis of said Third Party Claim, and the amount thereof to the extent known. Each Notice of Claim shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including, without limitation, any summons, complaint or other pleading which may have been served or written demand or other document or instrument.

          (c) If the Indemnifying Person shall acknowledge in a writing delivered to the Indemnified Person that the Indemnifying Person shall be obligated under the terms of its indemnity hereunder in connection with such Third Party Claim, then the Indemnifying Person shall have the right to assume the defense of any Third Party Claim at its own expense and by its own counsel (reasonably satisfactory to the Indemnified Persons) without such election's being construed as an admission as to liability with respect to third parties; provided, however, that the Indemnifying Person shall not have the right to assume the defense of any Third Party Claim, notwithstanding the giving of such written acknowledgment, if (i) such Third Party Claim seeks an injunction, restraining order, declaratory relief or other nonmonetary relief and, if decided adversely, such Third Party Claim could have material adverse effect on the financial condition, properties, assets, liabilities, business, operations or prospects of any Indemnified person, or (ii) the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnified Person and the Indemnifying Person and the former shall have been advised by counsel that there are one or more legal or equitable defenses available to them which are different from or additional to those available to the Indemnifying Person, and, in the reasonable opinion of the Indemnified Persons, counsel for the Indemnifying Person could not adequately represent the interests of the Indemnified Person because such interests could be in conflict with those of the Indemnifying Person.

          (d) If, in accordance with the provisions of clause (c) above, the Indemnifying Person shall assume the defense of a Third Party Claim, the Indemnifying Person shall not be responsible for any legal or other defense costs subsequently incurred by the Indemnified Person in connection with the defense thereof. If the Indemnifying Person does not exercise its right to assume the defense of such a Third Party Claim by giving the written acknowledgment referred to in clause (a) above, the Indemnified Person shall have the right to control the defense of such Third Party Claim. The party not controlling such defense shall nevertheless be entitled to participate in such defense with its own counsel and at its own expense. The Indemnifying Person and the Indemnified Persons shall make available to each other and their counsel and accountants all books and records relating to the Third Party Claim and shall render to each other such assistance as may be reasonably required to ensure the proper and adequate defense of any and all Third Party Claims.

          (e) Anything contained herein to the contrary notwithstanding, neither the Indemnifying Person nor the Indemnified Person shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the written consent of the other, which consent shall not be unreasonably withheld. In addition, each of the Indemnifying Person and the Indemnified Person shall cooperate and act in a reasonable and good faith manner to minimize Losses relating to any Third Party Claim.

                                   ARTICLE VI

                           TERMINATION AND ABANDONMENT

6.1  Termination and Abandonment.

     This Agreement may be terminated and the purchase and sale of the Acquired Assets abandoned at any time prior to the Closing:

          (a) by mutual written agreement of the Sellers and the Purchaser;

          (b) by the Purchaser if the conditions set forth in Section 7.2 and the deliveries required by Section 7.4 shall not have been complied with and performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) on or before the Closing Date;

          (c) by the Sellers, if the conditions set forth in Section 7.3 and the deliveries required by Section 7.5 shall not have been complied with and performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) on or before the Closing Date; or

          (d) by either Purchaser or Sellers if the Closing shall not have occurred on or before May 31, 1998 for any reason whatsoever, other than such party's breach of or failure to perform or comply with any agreement herein or provision hereof to be performed or complied with by such party on or prior to the Closing Date.

6.2  Rights and Obligations on Termination.

     If this Agreement is terminated and abandoned as provided in this Article (except for a termination or abandonment pursuant to the mutual agreement of the parties), the continuing liability of the parties to this Agreement with respect to any breach of any representation, warranty, covenant or agreement contained in this Agreement shall not be affected by such termination or abandonment.

                                   ARTICLE VII

                                   THE CLOSING

7.1  Time, Date and Place of Closing.

     Subject to the provisions hereof, the deliveries contemplated by this Agreement to be made at the Closing shall be made at the offices of O'Sullivan Graev & Karabell, LLP, 30 Rockefeller Plaza, New York, New York 10112, at 10:00 A.M., local time, on or before May 12, 1998, or at such later date and location as may be mutually agreeable. The date on which the last of such deliveries occurs is hereinafter referred to as the "Closing Date," and the events comprising such deliveries are hereinafter referred to as the "Closing."

7.2  Conditions to Obligations of Purchaser.

     All of the obligations of the Purchaser under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by the Purchaser:

          (a) The Purchaser shall have received (i) a certificate, dated as of the Closing Date, signed by the Secretary of each of the Sellers and certifying as to the Charter, By-laws, incumbency of officers executing this Agreement and the other documents contemplated hereby to which each of the Sellers is a party and resolutions of the Board of Directors of the Sellers authorizing this Agreement and the other documents contemplated hereby to which each of the Sellers is a party and (ii) a certificate of an officer of each of the Sellers certifying as to the fulfillment of the conditions set forth in this Section 7.2.

          (b) Except as otherwise permitted or contemplated by this Agreement and except for representations and warranties that by their terms speak only as of a specified date, each of the representations and warranties of the Sellers contained herein shall be true in all material respects as of the date when made, shall be deemed to be made again at and as of the Closing Date and shall be true at and as of the Closing Date;

          (c) Prior to or at Closing, each Seller shall have performed and complied in all material respects with all agreements and obligations and satisfied in all material respects all conditions to be performed, complied with and satisfied by such Seller under this Agreement and the other documents contemplated hereby prior to or at Closing (including, but not limited to, filing prior to Closing, or promptly thereafter, and at the Sellers' expense, all necessary documents in all relevant jurisdictions and/or at the Patent and Trademark Office, as applicable, to release and/or terminate all liens of any kind on all Acquired Assets).

          (d) The Purchaser shall have obtained all third-party consents required for consummation by it of the transactions contemplated by this Agreement.

          (e) No material adverse change in the financial condition, results of operations, assets, liabilities, distribution, business or prospects (including any change resulting from governmental regulations or the loss of any permits, licenses or franchises) of the Corn Silk Business shall have occurred between the date hereof and the Closing Date;

          (f) No federal, state or local governmental unit, agency, body or authority with competent jurisdiction over the subject matter shall have given official written notice of its intention to institute proceedings to prohibit the transactions contemplated by this Agreement, or which would interfere with the use of the Acquired Assets or the operation of the Corn silk Business; and

          (g) Each of the Sellers shall have executed and delivered the other Closing Documents to which it is a party, including the Manufacturing Agreement.

7.3  Conditions to Obligations of Sellers.

     All of the obligations of the Sellers under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by the Sellers:

          (a) The Sellers shall have received (i) a certificate, dated as of the Closing Date, signed by the Secretary of the Purchaser and certifying as to the Charter, By-laws, incumbency of officers executing this Agreement and the other documents contemplated hereby to which the Purchaser is a party and resolutions of the Board of Directors of the Purchaser authorizing this Agreement and the other documents contemplated hereby to which the Purchaser is a party and (ii) a certificate of an officer of the Purchaser certifying as to the fulfillment of the conditions set forth in this Section 7.3.

          (b) Except as otherwise permitted or contemplated by this Agreement and except for representations and warranties that by their terms speak only as of a specified date, each of the representations and warranties of the Purchaser contained herein shall be true as of the date when made, shall be deemed to be made again at and as of the Closing Date and shall be true at and as of the Closing Date;

          (c) Prior to or at Closing, Purchaser shall have performed and complied in all material respects with all agreements and obligations and satisfied all conditions to be performed, complied with and satisfied by Purchaser under this Agreement and the other documents contemplated hereby prior to or at Closing.

          (d) Sellers shall have obtained all third-party consents required for consummation by it of the transactions contemplated by this Agreement.

          (e) No federal, state or local governmental unit, agency, body or authority with competent jurisdiction over the subject matter shall have given official written notice of its intention to institute proceedings to prohibit the transactions contemplated by this Agreement; and (f) Purchaser shall have executed and delivered the other Closing Documents to which it is a party, including the Manufacturing Agreement.

7.4  Deliveries by Sellers at the Closing.

     Delivery by the Sellers of the following at the Closing shall be a condition to the obligation of the Purchaser under this Agreement:

          (a) evidence that all remaining liens or encumbrances, except for Permitted Liens, of any kind on the Acquired Assets shall have been released and/or a termination statement shall have been filed as of the Closing Date;

          (b) the Trademark Assignment, in substantially the form attached hereto as Exhibit A conveying the rights to the Corn Silk Trademarks, the good will associated therewith and the applications and registrations therefor in the United States, duly executed by the Sellers, and Trademark Assignments, in substantially the form attached hereto as Exhibit A-1 conveying the rights to the Corn Silk Trademarks, the good will associated therewith and the applications and registrations therefor, in each country in which Sellers or either of them hold such rights;

          (c) the Sellers' Bill of Sale, in substantially the form of Exhibit B, conveying all tangible property included in Assets, duly executed by the Sellers;

          (d) the Trademark License Agreement, in substantially the form of Exhibit C, duly executed by the Sellers;

          (e) the Assumption Agreement, in substantially the form of Exhibit D, duly executed by the Sellers;

          (f) the Manufacturing Agreement, in substantially the form of Exhibit E, duly executed by Sellers;

          (g) an opinion of Miller & Martin LLP, counsel to the Sellers, dated as of the Closing Date in form and substance set forth on Exhibit F; and

          (h) such other instruments of sale, transfer, conveyance and assignment as the Purchaser reasonably may request to effectuate the transfer of the Acquired Assets to the Purchaser.

7.5  Deliveries by Purchaser at the Closing.

     Delivery by Purchaser of the following at the Closing shall be a condition to the obligation of the Sellers under this Agreement:

          (a) a wire transfer of immediately available federal funds, in the amount of the Closing Payment to an account or accounts designated by Sellers;

          (b) the Trademark License Agreement, in substantially the form of Exhibit C, duly executed by the Purchaser;

          (c) the Assumption Agreement, substantially in the form of Exhibit D, duly executed by the Purchaser; and

          (d) the Manufacturing Agreement, in substantially the form of Exhibit E, duly executed by the Purchaser;

          (e) an opinion of O'Sullivan Graev & Karabell, LLP, counsel to the Purchaser, dated as of the Closing Date in form and substance set forth on Exhibit G; and

          (f) such other instruments of sale, transfer, conveyance and assignment as the Sellers reasonably may request to effectuate the transfer of the Acquired Assets to the Purchaser.

                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS

8.1  Risk of Loss.

     Sellers shall retain the risk of loss with respect to the Acquired Assets prior to the Closing Date.

8.2  No Third Party Beneficiaries.

     This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, personal representatives, heirs or estate, as the case may be.

8.3  Notices.

     All notices, communications and deliveries under this Agreement shall be made in writing, signed by the party making the same, shall specify the Section of this Agreement pursuant to which it is given, and shall be deemed given on the date delivered if delivered in person or on the third (3rd) business day after mailed if mailed certified mail (with postage prepaid), return receipt requested, as follows:

               To Sellers:

                    Signal Investment & Management Co.
                    Chattem, Inc.
                    1715 West 38th Street
                    Chattanooga, TN 37409
                    Attention: A. Alexander Taylor II

               With a copy to:

                    Miller & Martin LLP
                    1000 Volunteer Building
                    832 Georgia Avenue
                    Chattanooga, TN 37402
                    Attention: Hugh F. Sharber, Esq.

               To Purchaser:

                    Del Laboratories, Inc.
                    178 EAB Plaza
                    Uniondale, NY 11556-0178
                    Attention: Dan K. Wassong

               With a copy to:

                    O'Sullivan Graev & Karabell, LLP
                    30 Rockefeller Plaza
                    New York, New York 10112
                    Attention: Lawrence G. Graev, Esq.

or to such other representative or to such other address as the parties hereto may furnish to the other parties in writing. If notice is given pursuant to this section of a permitted successor or assign of a party of this Agreement, then notice shall be given as set forth above to such successor or assign of such party.

8.4  Successors; Assignment.

     This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, except with the prior written consent of the other parties hereto, which consent will not be unreasonably withheld. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

8.5  Captions; Definitions.

     The titles or captions of articles, sections and subsections contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. The parties agree to all definitions in the statement of parties to this Agreement and in the other introductory language to this Agreement.

8.6  Controlling Law; Amendment; Waiver.

          (a) This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

          (b) This Agreement may not be altered or amended except in writing signed by the Purchaser and the Sellers.

          (c) The failure of any party hereto at any time to require performance of any provisions hereof shall in no manner affect the right to enforce the same. No waiver by any party hereto of any condition, or of the breach of any term, provision, warranty, representation, agreement or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other terms, provision, warranty, representation, agreement or covenant herein contained.

8.7  Incorporation of Exhibits and Schedules.

     The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

8.8  Entire Agreement.

     This Agreement constitutes the entire agreement among the parties hereto with respect to the transactions contemplated and supersedes all prior agreements, understandings, and negotiations, both written and oral, among the parties with respect thereto.

8.9  No Presumption.

     Neither this Agreement nor any other agreement between the parties nor any uncertainty or ambiguity herein or therein shall be construed or resolved using any presumption against any party hereto or thereto, whether under any rule of construction or otherwise. On the contrary, this Agreement and the other agreements between the parties have been reviewed by the parties and their counsel and, in the case of any ambiguity or uncertainty, shall be construed according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

8.10 Counterparts.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts.

     IN WITNESS WHEREOF, the parties have executed this Asset Purchase and Sale Agreement as of the date and year first above written.

                              SELLERS:

                              CHATTEM, INC.

                              By: /s/
                                  -----------------------------------------
                                   A. Alexander Taylor II, President

                              SIGNAL INVESTMENT & MANAGEMENT CO.

                              By: /s/
                                  -----------------------------------------
                                   A. Alexander Taylor II, President

                              PURCHASER:

                              DEL LABORATORIES, INC.

                              By: /s/
                                  -----------------------------------------
                                   Dan K. Wassong, Chairman,
                                   President and Chief Executive Officer

                                TABLE OF CONTENTS



ARTICLE I PURCHASE AND SALE.......................................................................................1

   1.1    AGREEMENT TO SELL.......................................................................................1

   1.2    ACQUIRED ASSETS.........................................................................................1

   1.3    EXCLUDED ASSETS.........................................................................................3

   1.4    AGREEMENT TO PURCHASE...................................................................................3

   1.5    PAYMENT OF THE PURCHASE PRICE...........................................................................3

   1.6    INVENTORY ADJUSTMENT....................................................................................3

   1.7    ASSUMED LIABILITIES.....................................................................................4

   1.8    LIABILITIES NOT ASSUMED.................................................................................4

   1.9    ASSIGNMENT OF CONTRACTS.................................................................................5

   1.10   ALLOCATION OF PURCHASE PRICE............................................................................5


ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLERS..............................................................5

   2.1    CORPORATE EXISTENCE.....................................................................................5

   2.2    AUTHORITY...............................................................................................5

   2.3    ENFORCEABLE OBLIGATION..................................................................................6

   2.4    ABSENCE OF VIOLATION OR CONFLICTS.......................................................................6

   2.5    TITLE TO ACQUIRED ASSETS................................................................................6

   2.6    MACHINERY AND EQUIPMENT.................................................................................7

   2.7    INVENTORY...............................................................................................7

   2.8    FINANCIAL STATEMENTS....................................................................................7

   2.9    LITIGATION..............................................................................................7

   2.10   ABSENCE OF CHANGES......................................................................................8

   2.11   MATERIAL CONTRACTS AND COMMITMENTS......................................................................8

   2.12   INTELLECTUAL PROPERTY RIGHTS............................................................................9

   2.13   COMPLIANCE WITH LAW; AUTHORIZATIONS....................................................................10

   2.14   CUSTOMERS..............................................................................................10

   2.15   DISTRIBUTION AND RETURNS...............................................................................11

   2.16   COMPLAINTS.............................................................................................11

   2.17   FULL DISCLOSURE........................................................................................11

ARTICLE III PURCHASER'S REPRESENTATIONS AND WARRANTIES...........................................................11

   3.1    ORGANIZATION...........................................................................................11

   3.2    AUTHORITY..............................................................................................11

   3.3    ABSENCE OF VIOLATION OR CONFLICTS......................................................................12

   3.4    LITIGATION.............................................................................................12

   3.5    FINANCIAL ABILITY TO PERFORM...........................................................................12

ARTICLE IV OTHER AGREEMENTS......................................................................................12

   4.1    COMMERCIALLY REASONABLE EFFORTS........................................................................12

   4.2    RESPONSIBILITY FOR PROMOTIONAL ALLOWANCES AND PRODUCT RETURNS..........................................13

   4.3    PAYMENT OF ACCOUNTS RECEIVABLE.........................................................................13

   4.4    MANUFACTURING AGREEMENT................................................................................14

   4.5    INVENTORY AND PACKAGING................................................................................14

   4.6    CONFIDENTIALITY........................................................................................14

   4.7    NONCOMPETITION.........................................................................................14

   4.8    PUBLIC ANNOUNCEMENTS...................................................................................15

   4.9    INSPECTION.............................................................................................16

   4.10   EXPENSES...............................................................................................16

   4.11   BROKERS................................................................................................16

ARTICLE V SURVIVAL OF REPRESENTATIONS AND INDEMNIFICATION........................................................16



   5.1    SURVIVAL...............................................................................................16

   5.2    DEFINITIONS............................................................................................17

   5.3    INDEMNIFICATION BY SELLERS.............................................................................17

   5.4    INDEMNIFICATION BY PURCHASER...........................................................................18

   5.5    RESOLUTION OF CLAIMS...................................................................................19

ARTICLE VI TERMINATION AND ABANDONMENT...........................................................................20

   6.1    TERMINATION AND ABANDONMENT............................................................................20

   6.2    RIGHTS AND OBLIGATIONS ON TERMINATION..................................................................21

ARTICLE VII THE CLOSING..........................................................................................21

   7.1    TIME, DATE AND PLACE OF CLOSING........................................................................21

   7.2    CONDITIONS TO OBLIGATIONS OF PURCHASER.................................................................21

   7.3    CONDITIONS TO OBLIGATIONS OF SELLERS...................................................................22

   7.4    DELIVERIES BY SELLERS AT THE CLOSING...................................................................23

   7.5    DELIVERIES BY PURCHASER AT THE CLOSING.................................................................23

ARTICLE VIII MISCELLANEOUS PROVISIONS............................................................................24

   8.1    RISK OF LOSS...........................................................................................24

   8.2    NO THIRD PARTY BENEFICIARIES...........................................................................24

   8.3    NOTICES................................................................................................24

   8.4    SUCCESSORS; ASSIGNMENT.................................................................................25

   8.5    CAPTIONS; DEFINITIONS..................................................................................25

   8.6    CONTROLLING LAW; AMENDMENT; WAIVER.....................................................................25

   8.7    INCORPORATION OF EXHIBITS AND SCHEDULES................................................................26

   8.8    ENTIRE AGREEMENT.......................................................................................26

   8.9    NO PRESUMPTION.........................................................................................26

   8.10   COUNTERPARTS...........................................................................................26


------------------------------------------------------------------------------









                            ASSET PURCHASE AGREEMENT

                            DATED AS OF MAY 12, 1998

                                      AMONG

                                 CHATTEM, INC.,

                       SIGNAL INVESTMENT & MANAGEMENT CO.

                                       AND

                             DEL LABORATORIES, INC.